Exhibit 99.1

                   Medical Staffing Network Holdings Announces
                     Completion of Amended Credit Facility

     BOCA RATON, Fla.--(BUSINESS WIRE)--Sept. 29, 2006--Medical Staffing Network Holdings, Inc. (NYSE:MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today announced that it has amended its credit financing agreement. As amended, the credit agreement provides the Company with a $40 million revolving credit facility. Currently, less than half of the availability has been drawn down on the revolver, leaving more than $20 million available for immediate borrowing. The remaining borrowing availability will be used for working capital and general company purposes. The amendment also favorably adjusts certain provisions of the credit facility to reduce borrowing costs and extends the maturity date to September 29, 2009. Prior to the amendment, the facility was scheduled to mature in January 2007. GE Healthcare Financial Services remains the administrative agent and LaSalle Bank also continues to participate in the facility. Approximately $6 million of proceeds from the amended credit facility was used to prepay the Company's $6 million term note and to pay financing related fees. The Company will record a non-cash charge of approximately $0.1 million in the fourth quarter of 2006 to write off a portion of the remaining unamortized debt issuance costs.

     Commenting on the amended credit facility, Kevin S. Little, president and chief financial officer of Medical Staffing Network Holdings, Inc., stated, "We are very pleased to be continuing our relationship with GE Healthcare Financial Services and LaSalle Bank. The amendment to our existing credit facility will reduce our cost of capital and the excess availability will give us the flexibility to be opportunistic should the right opportunities arise."

     Company Summary

     Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians. For more information, visit http://www.msnhealth.com/.

     About GE Healthcare Financial Services

     GE Healthcare Financial Services is a provider of capital, financial solutions, and related services for the global healthcare market. With over $15 billion of capital committed to the healthcare industry, GE Healthcare Financial Services offers a full range of capabilities from equipment financing and real estate financing to working capital lending, vendor programs, and practice acquisition financing. With its knowledge of all aspects of healthcare from hospitals and long-term care facilities to physicians' practices and life sciences, GE Healthcare Financial Services works with customers to create tailored financial solutions that help them improve their productivity and profitability. For more information, visit www.gehealthcarefinance.com.

     About LaSalle Bank

     LaSalle Bank N.A. is the largest bank headquartered in Chicago, with $72.2 billion in assets and $46.8 billion in deposits. LaSalle Bank serves individuals, small businesses, middle-market companies and institutions through 146 retail locations and 450 ATMs in Chicago and its suburbs, and online at lasallebank.com.

     LaSalle Bank has retail and commercial operations in 20 states and 26 cities across the U.S. In addition, it offers specialty services through its direct and indirect subsidiaries, including LaSalle Financial Services, Inc., LaSalle National Leasing Corporation and LaSalle Business Credit, LLC.

     Parent company LaSalle Bank Corporation, also headquartered in Chicago, has $116 billion in assets. It is an indirect subsidiary of Netherlands-based ABN AMRO Bank N.V., a leading international bank with total assets of EUR 986 bln. ABN AMRO operates more than 3,500 branches in 60-plus countries and territories, and has more than 105,000 full-time employees worldwide.

     This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues or market share, our ability to continue to generate significant amounts of cash flow from operations, our ability to sustain the improved self insurance claims experience, our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, our ability to maintain the improvement in the spread between bill and pay rates, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including JCAHO certification, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and integration strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.


     CONTACT: Medical Staffing Network Holdings, Inc.
              Jeff Yesner, 561-322-1318